Exhibit 23.2

Consent of Internal Qualified Reserves Evaluator

I consent to the incorporation by reference in the Registration Statement (Form S-8) dated October 31, 2008 pertaining to the registration of 150,000 Common Shares of Talisman Energy Inc. (the “Company”) to be issued pursuant to the Company’s Corporate Strategy Implementation Recognition Program (the “Statement”) of my Report on Reserves Data dated March 7, 2008 and to the references to my name, included in the Company’s Annual Report (Form 40-F) for the year ended December 31, 2007.

By:	/s/ Michael Adams
Calgary, Canada	Michael Adams
October 31, 2008	Internal Qualified Reserves Evaluator